Exhibit 99.1

NEWS RELEASE

Corporate Headquarters • P.O. Box 9777 • Federal Way, WA 98063-9777

For more information contact:

Analysts – Beth Baum, 253-924-3815

Financial Media – Dan Katcher, 212-355-4449

Regional Media – Anthony Chavez, 253-924-7148

Weyerhaeuser completes merger with Plum Creek

FEDERAL WAY, Wash. (Feb. 19, 2016) — Weyerhaeuser Company (NYSE: WY) today announced the completion of the merger with Plum Creek Timber Company, Inc. Shareholders of both companies approved the transaction at separate special meetings of shareholders held on Feb. 12, 2016. The combined company retains the Weyerhaeuser name and continues to be traded under the WY ticker symbol on the New York Stock Exchange.

The combined company owns more than 13 million acres of diverse and productive timberlands and operates 38 wood products manufacturing facilities across the country.

“This is an exciting day for Weyerhaeuser as we bring together the best assets and talent in the industry,” said Doyle R. Simons, president and CEO. “In the coming months, we will be relentlessly focused on creating value for our shareholders by capturing cost synergies, leveraging our scale, sharing best practices, delivering the most value from every acre and driving operational excellence. I look forward to being part of this outstanding team as we work together to be the world’s premier timber, land and forest products company.”

Post-Closing Board of Directors Named for Weyerhaeuser Company

Weyerhaeuser also announced the members of the combined company’s board of directors. As previously announced, the 13-person board includes eight directors from the pre-closing Weyerhaeuser board and five directors from the pre-closing Plum Creek board. The directors include: Rick R. Holley (non-executive chairman), David P. Bozeman, Mark A. Emmert, Sara Grootwassink Lewis, John I. Kieckhefer, John F. Morgan Sr., Nicole W. Piasecki, Marc F. Racicot, Lawrence A. Selzer, Doyle R. Simons, D. Michael Steuert, Kim Williams, and Charles R. Williamson.

Transaction Information

In accordance with the terms of the merger agreement, each outstanding share of Plum Creek common stock immediately prior to the merger converted into the right to receive 1.60 common shares of Weyerhaeuser Company. In total, approximately 278.9 million common shares of Weyerhaeuser will be issued to Plum Creek stockholders, representing approximately 35 percent of the total shares outstanding.

In conjunction with the closing of the transaction, Weyerhaeuser also paid off outstanding amounts under Plum Creek’s Term Loan Agreement as well as outstanding amounts due under Plum Creek’s Revolving Credit Agreement.

About Weyerhaeuser

Weyerhaeuser Company, one of the world’s largest private owners of timberlands, began operations in 1900. We own or control more than 13 million acres of timberlands, primarily in the U.S., and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood and cellulose fibers products. Our company is a real estate investment trust. In 2015, Weyerhaeuser and Plum Creek generated approximately $8.5 billion in net sales and employed nearly 14 thousand people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

Forward-looking Statements

This communication contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to Weyerhaeuser’s future results and performance and the expected benefits of the transaction with Plum Creek such as efficiencies, cost savings and growth potential, all of which are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. Weyerhaeuser will not update these forward-looking statements after the date of this communication.

Some forward-looking statements discuss Weyerhaeuser’s and Plum Creek’s plans, strategies, expectations and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those and similar words.

Major risks, uncertainties and assumptions that affect Weyerhaeuser’s and Plum Creek’s businesses and may cause actual results to differ materially from those expressed or implied in these forward-looking statements, including, without limitation, the risk that the businesses of Weyerhaeuser and Plum Creek will not be integrated successfully; the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; performance of our manufacturing operations, including maintenance requirements; the level of competition from domestic and foreign producers; the successful execution of internal performance plans, including restructurings and cost reduction initiatives; raw material prices; energy prices; the effect of weather; the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters; transportation availability and costs; federal tax policies; the effect of forestry, land use, environmental and other governmental regulations; legal proceedings; performance of pension fund investments and related derivatives; the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; changes in accounting principles; and other factors described in Weyerhaeuser’s and Plum Creek’s filings with the SEC, including the “Risk Factors” section in Weyerhaeuser’s and Plum Creek’s respective annual reports on Form 10-K for the year ended December 31, 2015. Other risks associated with the transaction with Plum Creek are also discussed in the definitive joint proxy statement/prospectus that Weyerhaeuser and Plum Creek filed with the SEC on Form 424B3 and Schedule 14A, respectively, on December 29, 2015 in connection with the transaction.

# # #